Exhibit 99.1
For more information, contact:
Ronald L. Smith
Vice President
Chief Financial Officer
(336) 316-5545
Unifi Announces Fourth Quarter Results
     GREENSBORO, N.C. — July 31, 2008 — Unifi, Inc. (NYSE:UFI) today released operating results for its fiscal fourth quarter ended June 29, 2008.
     Net income for the current quarter, including discontinued operations, was $771 thousand or $0.01 per share compared to a net loss of $74.2 million or $1.23 per share for the prior June quarter. Net sales for the quarter were $189.6 million compared to net sales of $185.3 million for the prior year June quarter.
     The Company also announced a proposed agreement to sell its 50% ownership interest in Yihua Unifi Fibre Industry Co. Ltd (“YUFI”) to its partner, Sinopec Yizheng Chemical Fiber Co., Ltd. (“YCFC”), pending final negotiation and execution of definitive agreements and Chinese regulatory approvals. While there can be no assurances of completion, the Company expects to close the transaction in the second quarter of fiscal 2009. Net income for the June quarter was negatively impacted by $8.8 million in impairment charges and operating losses of YUFI. The Company intends to continue servicing customers in Asia, through the formation of Unifi Textiles Suzhou Co., Ltd. (“UTSC”), a wholly-owned, China-based subsidiary that will develop, source, sell and service premium value-added yarns. The Company expects UTSC to begin operations during the second quarter of fiscal 2009.
     Net income in the quarter was also impacted by a $3.2 million discontinued operation benefit from the pending liquidation of the Company’s former operations in the United Kingdom and $2.1 million of gains related to the sale of non-productive assets.
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Unifi Announces Fourth Quarter Results — page 2
     Net income for the 2008 fiscal year was a net loss of $16.2 million or $0.27 per share compared to a net loss of $115.8 million or $2.06 per share for the prior fiscal year. Net sales for the 2008 fiscal year were $713.3 million compared to net sales of $690.3 million for the prior fiscal year.
     “The supply-chain management and operational improvements made throughout the fiscal year, as well as continued growth in our premium value-added products, have driven our improved performance over the last two quarters,” said Ron Smith, Chief Financial Officer for Unifi.  “Our sourcing strategy for raw materials enabled the Company to partially contend with escalating raw materials costs, which saw double digit increases during the quarter. While domestic consumption contracted as a result of the prolonged economic slowdown in many of our market segments, certain portions of our business remained stable due to the increased volume of synthetic apparel sourced through the CAFTA region.”
     Cash-on-hand at the end of the June quarter was $20.2 million, which is a decrease from the $26.2 million cash-on-hand at the end of the March quarter. Total cash and cash equivalents at the end of June, including restricted cash, were $38.5 million compared to $44.1 million as of June 2007. Total long-term debt at the end of the June quarter was $201.8 million compared to $218.4 million as of the March 2008 quarter and $234.6 million as of the June 2007 year-end.
     Bill Jasper, President and CEO of Unifi, said, “Although the economic slowdown and rapidly rising raw material prices have dampened the positive impacts, we continue to be pleased with the fundamental improvements in our core business. As we move into our new fiscal year, we will continue to address our supply chain management and operational discipline, and focus our efforts on driving growth of premium value-added products. Integral to our strategy will be continued investment in the development and commercialization of innovative products, such as Repreve®, and the establishment of
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Unifi Announces Fourth Quarter Results — page 3
UTSC to service the profitable opportunities in the value-added segments of the Asian yarn markets. The positive improvements in our underlying operations over the last few quarters, and the new business model being launched in China are specific examples of how the leadership team is successfully responding to challenges in the market place while also seeking to maximize profitable growth opportunities, both domestically and abroad.”
     Unifi, Inc. (NYSE: UFI) is a diversified producer and processor of multi-filament polyester and nylon textured yarns and related raw materials. The Company adds value to the supply chain and enhances consumer demand for its products through the development and introduction of branded yarns that provide unique performance, comfort and aesthetic advantages. Key Unifi brands include, but are not limited to: aio® — all-in-one performance yarns, Sorbtek®, A.M.Y.®, Mynx® UV, Repreve®, Reflexx®, MicroVista® and Satura®. Unifi’s yarns and brands are readily found in home furnishings, apparel, legwear, and sewing thread, as well as industrial, automotive, military, and medical applications. For more information about Unifi, visit http://www.unifi.com.
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Financial Statements to Follow

Unifi Announces Fourth Quarter Results — page 4
UNIFI, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (In Thousands Except Per Share Data)

	For the Quarters Ended		For the Years Ended
	June 29, 2008	June 24, 2007	June 29, 2008	June 24, 2007
Net sales	$189,605	$185,267	$713,346	$690,308
Cost of sales	171,768	170,704	662,764	651,911
Selling, general & administrative expenses	11,030	12,032	47,572	44,886
Provision for bad debts	62	4,302	214	7,174
Interest expense	6,458	6,732	26,056	25,518
Interest income	(679)	(970)	(2,910)	(3,187)
Other (income) expense, net	(2,340)	129	(6,427)	(2,576)
Equity in (earnings) losses of unconsolidated affiliates	4,179	(181)	3,265	4,292
Restructuring charges (recoveries)	(611)	(157)	4,027	(157)
Write down of long-lived assets	—	659	2,780	16,731
Write down of investment in unconsolidated affiliates	1,826	84,742	6,331	84,742

Loss from continuing operations before income taxes	(2,088)	(92,725)	(30,326)	(139,026)
Provision (benefit) for income taxes	345	(17,531)	(10,949)	(21,769)

Loss from continuing operations	(2,433)	(75,194)	(19,377)	(117,257)
Income from discontinued operations, net of tax	3,204	1,002	3,226	1,465

Net income (loss)	$771	$(74,192)	$(16,151)	$(115,792)

Income (loss) per common share (basic and diluted):
Net loss — continuing operations	$(0.04)	$(1.24)	$(0.32)	$(2.09)
Net income — discontinued operations	0.05	0.01	0.05	0.03

Net income (loss) — basic and diluted	$0.01	$(1.23)	$(0.27)	$(2.06)

Weighted average basic and diluted shares outstanding	60,629	60,537	60,577	56,184
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Unifi Announces Fourth Quarter Results — page 5
UNIFI, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited) (Amounts in Thousands)

	June 29, 2008	June 24, 2007
Assets
Cash and cash equivalents	$20,248	$40,031
Receivables, net	103,272	93,989
Inventories	122,890	132,282
Deferred income taxes	2,357	9,923
Assets held for sale	4,124	7,880
Restricted cash	18,246	4,036
Other current assets	13,007	11,973

Total current assets	284,144	300,114

Property, plant and equipment	177,299	209,955
Investments in unconsolidated affiliates	70,562	93,170
Intangible assets, net	38,965	42,290
Other noncurrent assets	20,561	20,424

	$591,531	$665,953

Liabilities and Shareholders’ Equity
Accounts payable	$44,553	$61,620
Accrued expenses	25,531	28,278
Income taxes payable	681	247
Current maturities of long-term debt and other current liabilities	9,805	11,198

Total current liabilities	80,570	101,343

Long-term debt and other liabilities	204,366	236,149
Deferred income taxes	926	23,507
Shareholders’ equity	305,669	304,954

	$591,531	$665,953

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Unifi Announces Fourth Quarter Results — page 6
UNIFI, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (Amounts in Thousands)

	For the Twelve-Months Ended
	June 29, 2008	June 24, 2007
Cash and cash equivalents at beginning of year	$40,031	$35,317
Operating activities:
Net loss	(16,151)	(115,792)
Adjustments to reconcile net loss to net cash provided by continuing operating activities:
Income from discontinued operations	(3,226)	(1,465)
(Earnings) losses of unconsolidated equity affiliates, net of distributions	7,727	7,029
Depreciation	36,931	41,594
Amortization	4,643	3,264
Stock-based compensation expense	1,015	1,691
Deferred compensation expense, net	(665)	1,619
Net gain on asset sales	(4,003)	(1,225)
Non-cash restructuring charges (recoveries), net	4,027	(157)
Non-cash write down of long-lived assets	2,780	16,731
Non-cash write-down of investment in unconsolidated affiliates	6,331	84,742
Deferred income tax benefit	(15,066)	(23,776)
Provision for bad debts	214	7,174
Other	(8)	(866)
Change in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments	(10,876)	(9,943)

Net cash provided by continuing operating activities	13,673	10,620

Investing activities:
Capital expenditures	(12,809)	(7,840)
Acquisitions	—	(42,222)
Return of capital from equity affiliates	—	3,630
Proceeds from the sale of equity affiliate	8,750	—
Proceeds from sale of capital assets	17,821	5,099
Change in restricted cash	(14,209)	(4,036)
Collection of notes receivable	250	1,266
Net proceeds from split dollar life insurance surrenders	—	1,757
Split dollar life insurance premiums	(216)	(217)
Other	(1,148)	(943)

Net cash used in investing activities	(1,561)	(43,506)

Financing activities:
Borrowing of long-term debt	147,000	133,000
Payment of long-term debt	(181,273)	(97,000)
Other	(733)	(134)

Net cash (used in) provided by financing activities	(35,006)	35,866

Cash flows of discontinued operations:
Operating cash flow	(586)	277

Net cash (used in) provided by discontinued operations	(586)	277

Effect of exchange rate changes on cash and cash equivalents	3,697	1,457

Net increase (decrease) in cash and cash equivalents	(19,783)	4,714

Cash and cash equivalents at end of period	$20,248	$40,031

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Unifi Announces Fourth Quarter Results — page 7
CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS
Certain statements included herein contain forward-looking statements within the meaning of federal security laws about Unifi, Inc.’s (the “Company”) financial condition and results of operations that are based on management’s current expectations, estimates and projections about the markets in which the Company operates, as well as management’s beliefs and assumptions. Words such as “expects,” “anticipates,” “believes,” “estimates,” variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.
Factors that may cause actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to, availability, sourcing and pricing of raw materials, pressures on sales prices and volumes due to competition and economic conditions, reliance on and financial viability of significant customers, operating performance of joint ventures, alliances and other equity investments, technological advancements, employee relations, changes in construction spending, capital expenditures and long-term investments (including those related to unforeseen acquisition opportunities), continued availability of financial resources through financing arrangements and operations, outcomes of pending or threatened legal proceedings, negotiation of new or modifications of existing contracts for asset management and for property and equipment construction and acquisition, regulations governing tax laws, other governmental and authoritative bodies’ policies and legislation, and proceeds received from the sale of assets held for disposal. In addition to these representative factors, forward-looking statements could be impacted by general domestic and international economic and industry conditions in the markets where the Company competes, such as changes in currency exchange rates, interest and inflation rates, recession and other economic and political factors over which the Company has no control. Other risks and uncertainties may be described from time to time in the Company’s other reports and filings with the Securities and Exchange Commission.
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